EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of ProPhase Labs, Inc. and Subsidiaries on Form S-8 (No. 333-73456, No. 333-61313, No. 333-10059, No. 333-14687, No. 333-26589, No. 333-132770, No. 333-169697, No. 333-189875, No. 333-217484, No. 333-224369 and No. 333-225496), Form SB-2 (No. 333-31241) and Forms S-3 (No. 333-86976, No. 333-104148, No. 333-119748, No. 333-185167, No. 333-196352, No. 333-206090 and No. 333-225875) of our report dated March 26, 2019, on our audit of the consolidated financial statements as of December 31, 2018 and 2017 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 26, 2019.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
March 26, 2019